Exhibit 23(b)

               Consent of Independent Certified Public Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-44769) of Nobility Homes, Inc. of our report dated December 13, 2002 relating to the Consolidated Financial Statements, which appears in the Annual Report to Shareholders, which is incorporated by reference on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida
January 30, 2004